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                                                                    EXHIBIT 99.2

            SALTON/MAXIM ACQUIRES SUBSTANTIALLY ALL OF THE ASSETS OF
                            BLOCK CHINA CORPORATION

     MOUNT PROSPECT, ILLINOIS -- Salton/Maxim Housewares, Inc. (Nasdaq-SALT) today announced that it has acquired substantially all of the assets and certain liabilities of Block China Corporation. Block China designs and markets table top products, including china, crystal and glassware.

     The purchase price paid by Salton/Maxim was $1.485 million in cash, which is subject to adjustment based upon an audit, and a warrant to purchase 25,000 shares of Common Stock with an exercise price equal to $4.83 per share. The purchase price also includes an earn-out of up to $500,000 and 150,000 shares of Salton/Maxim common stock based on Block China's financial performance over a three-year period.

     Leonhard Dreimann, Chief Executive Officer of Salton/Maxim, stated "We believe that the acquisition of Block China and its line of china and glassware is a very positive addition and will complement Salton/Maxim's existing products. The acquisition of Block China would not have been possible without the $3.25 million loan which Salton/Maxim received from Windmere Corporation in April 1996."

     Salton/Maxim previously announced that Windmere has agreed to purchase 6,508,572 newly issued shares of common stock of Salton/Maxim (which will represent 50% of the outstanding shares of common stock after giving effect to such purchase) for $3,254,286, a subordinated promissory note in the aggregate principal amount of $10,847,620 and 748,112 shares of Windmere's common stock. The closing of this transaction, currently anticipated in the middle of July 1996, remains subject to a number of conditions, including stockholder approval at a special meeting of Salton/Maxim's stockholders scheduled for July 10, 1996. The $3.25 million loan made by Windmere to the Company is payable upon the earlier of such closing (by set-off against the $3.25 million cash consideration to be paid by Windmere) or September 30, 1996.

     Salton/Maxim Housewares, headquartered in Mount Prospect, Illinois, designs and markets small kitchen appliances and beauty care products under the Salton(R), Maxim(R), Salton Creations(TM) and Salton Time(TM) brand names. The Company's products also include the Breadman(TM), Juiceman(TM) and Popeil Pasta Maker(TM) product lines. Salton/Maxim also recently announced plans to add a new line of small kitchen appliances under the White-Westinghouse(R) name.